Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports 2008 Third Quarter and Year-to-Date Results;
Raises 2008 Adjusted EBITDA Guidance; Announces 2009 Capital Allocation
Plan; Initiates 2009 Guidance and Launches FORNRG 2.0
Third Quarter 2008 Highlights:
▪	$784 million of net income from continuing operations, a 196% increase over third quarter 2007 results
▪	$758 million of adjusted EBITDA, a 7% increase from 2007 third quarter performance
▪	$597 million of cash flow from operations, excluding collateral deposits, up 15% from third quarter 2007
▪	$130 million in common shares repurchased and $45 million in cash used to settle CSF I call options
▪	$3.0 billion of total liquidity, an increase of $432 million or 17% from June 30, 2008
Nine Months 2008 Highlights:
▪	$793 million of net income from continuing operations, a 69% increase over the first nine months of 2007
▪	$2.0 billion of adjusted EBITDA, a 13% increase over the same period in 2007
▪	$1.4 billion of cash flow from operations, excluding collateral deposits, up 26% over the first nine months of last year
▪	$185 million in common shares repurchased in addition to the settlement of the CSF I call option
▪	$202 million of debt repayments
▪	$466 million in growth capital spending leading to completion of the Cos Cob and Sherbino I projects
Raising 2008 Adjusted EBITDA Guidance; Announcing 2009 Capital Allocation Plan; Initiating 2009 guidance:
▪	Raising 2008 annual adjusted EBITDA guidance to $2.4 billion from $2.3 billion
▪	Cash generation remains strong with $1.7 billion of projected cash flow from operations for 2008, excluding the impact of net cash collateral deposits
▪	Announcing 2009 Capital Allocation Plan including $300 million share repurchases
▪	Initiating 2009 guidance of $2.2 billion and $1.3 billion in estimated adjusted EBITDA and cash flow from operations, respectively, excluding the impact of collateral deposits
▪	Projecting full-year 2008 results for FORNRG in excess of $250 million; initiating FORNRG 2.0 with the goal of increasing free cash flow by $150 million by 2012
PRINCETON, NJ; October 30, 2008—NRG Energy, Inc. (NYSE: NRG) today reported net income of $784 million, or $2.83 per diluted common share, for the quarter ended September 30, 2008, compared to $268 million, or $0.93 per diluted common share, for the previous year’s third quarter. These results include pre-tax unrealized net mark-to-market (MtM) gains of $826 million and losses of $7 million in the third quarter 2008 and 2007 respectively, as shown in Table 1 below. Operating income for the quarter was $1,449 million, an increase of $903 million over the third quarter 2007. Excluding the above mentioned MtM effects, operating income for the third quarter rose 13% to $623 million compared to $553 million in the third quarter 2007, primarily due to the strong performance of the

Company’s Texas region. Higher market prices and merchant generation, together with lower nuclear development expenses drove the year-over-year improvements. Third quarter 2008 results include a one-time pre-tax charge of $45 million to settle the CSF I call option feature and a $19 million pre-tax impairment charge related to two previously disclosed commercial paper investments, one of which was restructured during the third quarter.
Net income for the first nine months of 2008 was $965 million, or $3.45 per diluted common share, compared to net income of $482 million, or $1.66 per diluted common share, for the same period last year. The year-to-date 2008 results included $172 million in income, or $0.62 per diluted common share from discontinued operations from the previously announced sale of Itiquira Energetica S.A. (ITISA). Operating income for the first nine months of 2008 was $1,756 million compared to operating income of $1,240 million in the first nine months of 2007. Excluding the year-to-date pre-tax unrealized net MtM effects shown below, operating income was $1,643 million compared to $1,295 million in the same period in 2007. This 27% increase was driven primarily by outstanding operating performance from our South Central and Texas regions.
Adjusted EBITDA, net of MtM impacts, was $758 million for the quarter, up 7%, or $48 million from $710 million reported for the third quarter 2007. This increase is attributed to a $45 million increase in consolidated gross margin, excluding MtM effects, mainly driven by our Texas region and a $36 million decrease in development expenses due primarily to the capitalization of costs associated with South Texas Project (STP) units 3 & 4 in 2008. These variances were partially offset by a $13 million increase in operating and maintenance expenses and a $19 million charge related to an impairment in the value of two 2007 commercial paper investments. For the first nine months of 2008, adjusted EBITDA, net of MtM impacts, was $1,966 million versus $1,734 million for the same period in 2007. This increase is attributed to a $168 million increase in consolidated gross margin, excluding MtM effects, mainly due to strong performances from our Texas and South Central regions, together with a full nine-month operation of our Long Beach repowering project, which started commercial operation on August 1, 2007. Development expenses were $79 million lower due to $81 million lower spending related to STP units 3 & 4 which are being capitalized following the filing of the Combined Operating License Application in late 2007. These favorable variances were partially offset by lower interest income of $32 million, of which $22 million was related to the commercial paper impairment, and the balance due to lower yields on cash deposits.
Cash flow from operations for the nine months ended September 30, 2008 was $1,041 million after posting $320 million of net cash collateral, as compared to cash flow from operations for the same period in 2007 of $976 million after posting $107 million of net cash collateral. Excluding the impact of net cash collateral deposits for the first nine months of both years, adjusted cash flow from operations increased 26% to $1,361 million year-over-year.
“The Company has delivered exceptional quarterly performance in the face of the unprecedented disruption of our national financial system,” said David Crane, NRG President and Chief Executive Officer. “In a market where other companies are struggling to preserve liquidity and maintain earnings, NRG is reporting increased liquidity and raising earnings guidance for 2008. These results illustrate the strength of our hedging program, our unique first-lien structure, our fiscal discipline and our attention to managing business and counterparty risk. These are the business principles which remain fundamental to NRG.”

Regional Segment Review of Results
Table 1: Income (Loss) from Continuing Operations before Income Taxes

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/08	9/30/07	9/30/08	9/30/07

Texas	1,050	275	1,131	624
Northeast	351	171	365	319
South Central	24	18	57	24
West	13	13	38	26
International	25	25	72	60
Thermal	4	4	11	32
Corporate (1)	(153)	(96)	(350)	(316)

Total	1,314	410	1,324	769

Less: MtM forward position accruals (2)	481	2	171	23
Add: Prior period MtM reversals (3)	7	17	32	109
Less: Hedge ineffectiveness(4)	352	8	(26)	31

Less: Net MtM Impacts	826	(7)	113	(55)

Total, net of MtM Impacts	488	417	1,211	824

(1)	Includes interest and refinancing expenses of $132 million and $102 million for the third quarter 2008 and 2007, respectively, and $305 million and $330 million for the nine months ended 2008 and 2007.

(2)	Represents the net domestic MtM gains/(losses) on economic hedges that do not qualify for hedge accounting treatment.

(3)	Represents the reversal of MtM gains/(losses) previously recognized on economic hedges that do not qualify for hedge accounting treatment.

(4)	Represents the ineffectiveness gains/(losses) due to an increase in natural gas and a contraction of heat rates on the measurement date for economic hedges that qualify for hedge accounting treatment.
Table 2: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/08	9/30/07	9/30/08	9/30/07

Texas	490	410	1,297	1,036
Northeast	193	204	438	463
South Central	46	42	127	97
West	16	15	51	29
International	25	24	72	64
Thermal	9	8	24	28
Corporate (1)	(21)	7	(43)	17

Adjusted EBITDA, net of MtM(2)	758	710	1,966	1,734

(1)	Includes $19 million impairment on commercial paper in the third quarter 2008. The first nine months of 2008 include $22 million in such impairments and $24 million in development expense. The first nine months of 2007 include $22 million in emission sales.

(2)	Excludes net domestic forward MtM gains/(losses), reversal of prior period net MtM gains/(losses) and hedge ineffectiveness gains/(losses) on economic hedges as shown in Table 1 above. Detailed adjustments by region are shown in Appendix A.

MtM Impacts of Hedging and Trading Activities: The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation, fuel and other commodities which impact financial performance. Although these transactions are predominantly economic hedges of our portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. NRG also uses natural gas contracts to hedge future power prices, primarily for its baseload generation in Texas, and to the extent gas and power prices are not 100% correlated on the measurement date, this ineffectiveness is also reflected in our MtM results. For the third quarter 2008, NRG incurred $481 million of net forward MtM gains accompanied by a $352 million gain on hedge ineffectiveness compared to the third quarter 2007, when the Company recorded a $2 million forward net MtM gain and an $8 million gain on ineffectiveness. For the nine months ended September 30, 2008, the Company recognized $171 million of net forward MtM gains and a $26 million loss on ineffectiveness versus the nine months ended September 30, 2007 when it recorded $23 million of MtM gains along with a $31 million gain on ineffectiveness. The sharp decrease in the market price of natural gas during the third quarter caused the forward MtM gains and ineffectiveness recorded during the third quarter.
The following discussion of business performance provides a quarterly comparison by segment for 2008 versus 2007 exclusive of MtM impacts. Tables A-1 and A-2 in the Appendix provide a reconciliation of net income by region to adjusted EBITDA, and these MtM impacts are discussed above.
Texas: Adjusted EBITDA for the region was up 20% to $490 million during the third quarter 2008 compared to $410 million in 2007. Increases in energy prices, net of incremental fuel costs, and hedge positions contributed $24 million in additional energy margins, while a greater proportion of baseload contracts with a capacity component added a further $39 million improvement to quarterly results. Merchant energy volumes increased 25% or 871,000 MWhrs, while the average price realized on such sales increased by more than $27/MWhrs during the quarter. Despite the higher volumes of merchant sales, baseload generation volumes were largely unchanged quarter-over-quarter, while gas plant generation fell 26% due to the effects of declining heat rates and the disruption in demand brought on by Hurricane Ike. Development expenses were lower by $35 million as STP units 3 & 4 expenditures are now being capitalized. Operating and maintenance costs increased $13 million primarily due to higher operating expenses at STP units 1 & 2.
Northeast: Third quarter 2008 regional adjusted EBITDA was $193 million, a decrease of $11 million as compared to the same quarter last year. The benefits of higher average power prices during the quarter were offset by 12% lower generation, including a 4% reduction in baseload generation, and below market commodity price hedging and commercial operations positions. Net contract revenues fell by $11 million compared to the third quarter 2007 as the cost to serve these contracts rose in line with overall price increases in the market. Capacity revenues for the region fell by $9 million quarter-over-quarter as lower New York clearing prices were partially offset by favorable anticipatory capacity hedges and the benefit of higher transition capacity payments in NEPOOL. Sales of carbon financial instruments, which are intended to partially offset future compliance costs under the Regional Greenhouse Gas Initiative, contributed $9 million to quarterly results.
South Central: Third quarter 2008 South Central adjusted EBITDA was $46 million, $4 million higher than the same period in 2007. The improvement in adjusted EBITDA was largely due to a $3 million increase in capacity revenues primarily from the region’s Rockford plant, which participates in the PJM capacity market. The region’s quarterly results were affected by Hurricane Gustav. The resulting damage to transmission infrastructure and load demand contributed to a 6% decrease in co-op sales volumes and a 15% decrease in coal-fueled generation during the quarter, which was partially offset by a 131,000 MWhrs increase in gas-fueled peaking generation which was called upon post-hurricane to provide grid stability.

The resulting decrease in energy margin from the loss of coal-fueled generation, combined with increases in purchased power from existing tolled capacity, was largely offset by an increase in the unrealized gains on forward physical power sales as a result of falling natural gas prices.
West: Third quarter 2008 adjusted EBITDA for the West region was $16 million, an increase of $1 million compared to the same period in 2007. The increase reflects the benefit of a full quarter’s operation of the Long Beach repowering project, which came online August 1, 2007, together with increased dispatch and related energy margin from the El Segundo power plant.
International: With the reclassification of ITISA to discontinued operations and its subsequent sale, our German and Australian investments comprised this segment. These businesses are largely contracted and the $1 million improvement in third quarter 2008 results was due primarily to weaker U.S. dollar exchange rates used to translate financial results.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

	September 30,	June 30,	December 31,
($ in millions)	2008	2008	2007

Unrestricted Cash	1,483	1,263	1,132
Restricted Cash	32	30	29

Total Cash	1,515	1,293	1,161
Letter of Credit Availability	534	327	557
Revolver Availability	1,000	997	997

Total Current Liquidity	3,049	2,617	2,715

Despite the turmoil in the financial markets during the third quarter, NRG’s liquidity position increased by $432 million to over $3 billion due to a $222 million increase in cash balances and a $207 million increase in letter of credit availability. The increase in cash was driven by $605 million in cash flow from operations during the quarter reduced by approximately $130 in share repurchases, $13 million in preferred dividends paid, $14 million in debt repayments and $240 million in capital expenditures. Cash flow from operations included the $45 million settlement of the CSF I call option which was accounted for as interest expense during the period.
While the volatility in commodity prices drove collateral calls on some of our competitors during the quarter, NRG had net cash collateral inflows during this period of $8 million. The increase in letter of credit availability of $207 million was due to the return of letters of credit in support of our commercial operations hedging program of $186 million and a reduction in letters of credit of $37 million resulting from moving a counterparty to the first lien structure, which was partially offset by increases in corporate letters of credit mainly to support our RepoweringNRG efforts.
NRG’s $3.0 billion in liquidity at September 30, 2008 was $334 million higher than at December 31, 2007. Despite posting $320 million of net cash collateral during the first nine months of the year, net cash flow from operations of over $1 billion, together with $241 million in net proceeds from the sale of ITISA, helped to increase cash on hand by $354 million. The strong cash and liquidity position during the first nine months of the year enabled the Company to repurchase $185 million in common shares, pay down debt of $202 million, settle the CSF I call option feature at a cost of $45 million, pay preferred dividends of $41 million and invest $649 million in cash capital expenditures.

2008 Capital Allocation Plan Updated / 2009 Capital Allocation Plan Announced
During the first nine months of 2008, the Company invested $243 million in the existing asset fleet including $115 million and $128 million in environmental and maintenance spending, respectively. RepoweringNRG included year-to-date capital investments of $466 million with $282 million in wind projects, the first of which, Sherbino I, has just achieved commercial operation, $82 million at the 550 MW Cedar Bayou CCGT project and $55 million at STP units 3 & 4. The Company repaid $202 million in consolidated debt during the first nine months of the year and repurchased approximately $130 million in shares in August to raise share repurchases under our 2008 Capital Allocation Plan to $270 million since the plan was announced 12 months ago. NRG also settled the NRG CSF I call option as a partial repayment of the outstanding financing structure during the quarter.
Upon the filing of the third quarter Form 10-Q, the restricted payment basket under NRG’s bond indenture will increase to $418 million. Accordingly, as a key element of its 2009 Capital Allocation Plan, the Company is announcing its intention to purchase an additional $300 million in common stock. Further, as part of its 2009 plan, the Company will invest over $511 million in maintenance and environmental capital expenditures in the existing assets in 2009 and $118 million in projects under RepoweringNRG that are currently under construction or for which there exist current obligations. In addition to scheduled debt amortization payments, in the first quarter 2009, the Company expects that it will offer its first-lien lenders 50% of the “2008 Excess Cash Flow” as defined in the Company’s Credit Agreement.
FORNRG — Achieves 2008 Targets, FORNRG 2.0 Introduced
The Company’s Focus on ROIC@NRG (FORNRG) program, a companywide effort introduced in 2005, is designed to increase the return on invested capital, or ROIC, through operational performance improvements to the Company’s asset fleet, along with a range of initiatives at plants and the corporate office to reduce costs or, in some cases, increase revenue. FORNRG accomplishments include both recurring and one-time cash improvements measured from a 2004 baseline, with the exception of the Texas region where benefits are measured using 2005 as the base year. During 2007, the Company announced the acceleration and planned conclusion of the FORNRG 1.0 program by bringing forward the previously announced 2009 target of $250 million in pre-tax income improvements to 2008. As of September 30, 2008, the Company was able to lock in gains which, projected over the balance of 2008, will cause the Company to comfortably exceed its 2008 annual goal.
Having achieved these goals, the Company formally announces today the initiation of FORNRG 2.0 with higher targets. FORNRG 2.0 will focus on: (1) revenue enhancement, (2) cost savings, and (3) asset optimization, including reducing excess working capital and other assets. While the aggregated FORNRG 2.0 program performance will use the Company’s 2008 financial results as a baseline, performance calculations for plant operations will be based upon the average full-year plant key performance indicators for years 2006-2008. Current targets for FORNRG 2.0 are improvements in the Company’s ROIC by 100 basis points and a $150 million increase in free cash flow by 2012.
RepoweringNRG Update
RepoweringNRG is a comprehensive portfolio redevelopment program designed to develop, construct and operate new multi-fuel, multi-technology, highly efficient, environmentally responsible generation capacity over the next decade. Recent developments in this program include:

Sherbino I Reaches Commercial Operations
On February 1, 2008, NRG, through its wholly owned subsidiary, NRG Sherbino LLC, entered into a 50/50 joint venture with a subsidiary of BP Alternative Energy North America Inc. to build the Sherbino I Wind Farm, a 150 MW wind project located approximately 40 miles east of Fort Stockton in Pecos County, Texas. The Sherbino project reached commercial operation on October 13, 2008.
GenConn Energy LLC Wins Connecticut Bids
On June 25, 2008, GenConn Energy LLC, or GenConn, a 50/50 joint venture between NRG and The United Illuminating Company, was awarded a contract with the Connecticut Department of Public Utility Control (DPUC) to build approximately 200 MW of new peaking generation at NRG’s existing Devon plant in Milford, CT. The new Devon generating unit is scheduled to be in operation by June 1, 2010. On October 6, 2008, GenConn was awarded an additional contract for the construction and operation of approximately 200 MW of peaking generation at NRG’s Middletown facility in Middletown, CT, with a commercial operation date of June 1, 2011. GenConn subsidiaries have executed 30-year contracts with Connecticut Light & Power for each of these projects that the DPUC has approved.
Plants under Construction
On March 27, 2008, NRG, through Padoma Wind Power LLC, began construction of the Elbow Creek project, a wholly owned 122 MW wind farm in Howard County near Big Spring, Texas. The Elbow Creek project remains on schedule to reach commercial operation by the end of 2008.
On August 2, 2007, NRG and EnergyCo, a joint venture between PNM Resources Inc. and a subsidiary of Cascade Investment, LLC, announced the construction of 550 MW of new gas-fueled combined cycle generation, through its joint venture with EnergyCo, at NRG’s Cedar Bayou Generating Station in Chambers County, TX. Notwithstanding Hurricane Ike, the project remains on track for a mid-year 2009 commercial operation date.
Table 4: Adjusted EBITDA Guidance for 2008 and 2009 ($ in millions)

	10/30/08		7/29/08		10/30/08
	2008		2008		2009
Adjusted EBITDA, excluding MTM	$2,400		$2,300		$2,200
Interest payments	(606)		(565)		(582)
Income tax	(100)		(60)		(295)
Net collateral returned/(paid)	(200)		(86)		—
Working capital/other changes	6		(89)		(23)

Cash flow from operations	$1,500		$1,500		$1,300
Maintenance capital expenditures	(208)		(222)		(255)
Preferred dividends	(55)		(55)		(33)

Free cash flow before environmental and repowering	$1,237		$1,223		$1,012

Environmental capital expenditures	(202)		(202)		(256)
RepoweringNRG	(600	)(1)	(668	)(1)	(118	)(2)

Free cash flow	$435		$353		$638

(1)	Includes $87 million equity investment in Sherbino Wind Farm net of $50 million capital contribution to NINA from Toshiba.

(2)	Includes $19 million in interest during construction.

Outlook for 2008
As a result of robust operational and commercial performance year-to-date, we are increasing 2008 adjusted EBITDA guidance by $100 million, from $2.3 billion to $2.4 billion. NRG’s annual 2008 cash flow from operations guidance remains at $1.5 billion as higher operating performance and decreases in working capital are offset by increased interest expense related to the CSF I call option settlement, higher cash taxes and increased cash collateral paid. Excluding forecasted collateral changes, cash flow from operations is $1.7 billion or $114 million above prior guidance. The decrease in repowering capital spending of $68 million is largely attributable to delays in the spending profile for the El Segundo repowering project.
Outlook for 2009
NRG is initiating guidance for 2009 with adjusted EBITDA of $2.2 billion. Free cash flow before environmental and repowering expenses is estimated at $1.0 billion. The Company’s 2009 guidance reflects the introduction of the Regional Greenhouse Gas Initiative in the Northeast portfolio and the impact of ERCOT’s introduction in mid-year 2008 of new congestion management practices. The guidance also includes full year results for the Sherbino and Elbow Creek wind projects and a mid-year online date for Cedar Bayou 4. Adjusted EBITDA for 2009 also reflects the impact on margins and operating costs due to an increase in outage hours driven by two bi-annual outages at our WA Parish coal plant and two outages at Dunkirk to complete the installation of backend controls. Cash taxes are anticipated to rise as NRG will have fewer net operating losses available to offset taxable income. Given the volatility in cash collateral calls, NRG is assuming no change in 2009 cash collateral posted or received resulting in cash from operations of $1.3 billion. Repowering capital expenditures include spending to advance work on STP units 3 & 4 and is net of $50 million in funding from our venture partner as well as capital expenditures for other projects currently under construction or which have contractual commitments.
Unsolicited Exelon Proposal
On October 19, 2008, NRG received an unsolicited proposal from Exelon Corporation to acquire all of the outstanding shares of NRG at a fixed exchange ratio of 0.485 Exelon shares for each NRG common share. NRG’s Board of Directors is reviewing Exelon’s proposal with their advisors and will determine the appropriate response in due course. NRG stockholders have been advised to take no action at this time pending the review by NRG’s Board of Directors.
Earnings Conference Call
On October 30, 2008, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast and presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” Later that day, the call will be available for replay from the “Investors” section of the NRG website.
About NRG Energy, Inc.
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the timing and completion of RepoweringNRG projects, FORNRG targets, the Company’s Capital Allocation Plan and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, FORNRG initiatives and the Company’s Capital Allocation Plan.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, October 30, 2008 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	David Klein
609.524.4525	609.524.4527

David Knox (Texas and Louisiana)
713.795.6106

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30		Nine months ended September 30
(In millions, except for per share amounts)	2008	2007	2008	2007

Operating Revenues
Total operating revenues	$2,690	$1,772	$5,308	$4,607

Operating Costs and Expenses
Cost of operations	997	939	2,812	2,560
Depreciation and amortization	156	160	478	481
General and administrative	75	78	233	234
Development costs	13	49	29	108

Total operating costs and expenses	1,241	1,226	3,552	3,383
Gain on sale of assets	—	—	—	16

Operating Income	1,449	546	1,756	1,240

Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	58	19	35	40
Other (loss)/income, net	(7)	14	14	44
Refinancing expense	—	—	—	(35)
Interest expense	(186)	(169)	(481)	(520)

Total other expense	(135)	(136)	(432)	(471)

Income From Continuing Operations Before Income Taxes	1,314	410	1,324	769
Income tax expense	530	145	531	300

Income From Continuing Operations	784	265	793	469
Income from discontinued operations, net of income tax expense	—	3	172	13

Net Income	784	268	965	482
Dividends for preferred shares	13	13	41	41

Income Available for Common Stockholders	$771	$255	$924	$441
Weighted average number of common shares outstanding — basic	235	239	236	241
Income from continuing operations per weighted average common share — basic	$3.28	$1.05	$3.19	$1.78
Income from discontinued operations per weighted average common share — basic	—	0.02	0.73	0.05

Net Income per Weighted Average Common Share — Basic	$3.28	$1.07	$3.92	$1.83

Weighted average number of common shares outstanding — diluted	277	285	278	287
Income from continuing operations per weighted average common share — diluted	$2.83	$0.92	$2.83	$1.61
Income from discontinued operations per weighted average common share — diluted	—	0.01	0.62	0.05

Net Income per Weighted Average Common Share — Diluted	$2.83	$0.93	$3.45	$1.66

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
(In millions, except shares)	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$1,483	$1,132
Restricted cash	32	29
Accounts receivable, less allowance for doubtful accounts of $3 and $1, respectively	531	482
Inventory	456	451
Derivative instruments valuation	4,190	1,034
Deferred income taxes	—	124
Cash collateral paid in support of energy risk management activities	544	85
Prepayments and other current assets	203	174
Current assets — discontinued operations	—	51

Total current assets	7,439	3,562

Property, plant and equipment, net of accumulated depreciation of $2,184 and $1,695, respectively	11,472	11,320

Other Assets
Equity investments in affiliates	428	425
Notes receivable and capital lease, less current portion	450	491
Goodwill	1,786	1,786
Intangible assets, net of accumulated amortization of $425 and $372, respectively	822	873
Nuclear decommissioning trust fund	333	384
Derivative instruments valuation	816	150
Other non-current assets	134	176
Intangible assets held-for-sale	3	14
Non-current assets — discontinued operations	—	93

Total other assets	4,772	4,392

Total Assets	$23,683	$19,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$122	$466
Accounts payable	367	384
Derivative instruments valuation	4,022	917
Deferred income taxes	16	—
Cash collateral received in support of energy risk management activities	154	14
Accrued expenses and other current liabilities	629	459
Current liabilities — discontinued operations	—	37

Total current liabilities	5,310	2,277

Other Liabilities
Long-term debt and capital leases	8,059	7,895
Nuclear decommissioning reserve	320	307
Nuclear decommissioning trust liability	252	326
Deferred income taxes	1,083	843
Derivative instruments valuation	1,158	759
Out-of-market contracts	336	628
Other non-current liabilities	568	412
Non-current liabilities — discontinued operations	—	76

Total non-current liabilities	11,776	11,246

Total Liabilities	17,086	13,523

Minority interest	7	—
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	247	247
Commitments and Contingencies
Stockholders’ Equity
Preferred stock (at liquidation value, net of issuance costs)	892	892
Common stock	3	3
Additional paid-in capital	4,135	4,092
Retained earnings	2,194	1,270
Less treasury stock, at cost — 29,242,483 and 24,550,600 shares, respectively	(823)	(638)
Accumulated other comprehensive loss	(58)	(115)

Total Stockholders’ Equity	6,343	5,504

Total Liabilities and Stockholders’ Equity	$23,683	$19,274

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In millions)
Nine months ended September 30,	2008	2007

Cash Flows from Operating Activities
Net income	$965	$482
Adjustments to reconcile net income to net cash provided by operating activities
Distributions and equity in (earnings) of unconsolidated affiliates	(24)	(23)
Depreciation and amortization	478	483
Amortization of nuclear fuel	31	42
Amortization and write-off of financing costs and debt discount/premiums	22	59
Amortization of intangibles and out-of-market contracts	(226)	(112)
Changes in deferred income taxes and liability for unrecognized tax benefits	427	232
Changes in nuclear decommissioning trust liability	8	23
Changes in derivatives	(110)	41
Changes in collateral deposits supporting energy risk management activities	(320)	(107)
Loss/(gain) on disposals and sales of assets	13	(16)
Gain on sale of discontinued operations	(273)	—
Gain on sale of emission allowances	(52)	(31)
Amortization of unearned equity compensation	21	19
Cash provided/(used) by changes in other working capital	81	(116)

Net Cash Provided by Operating Activities	1,041	976

Cash Flows from Investing Activities
Capital expenditures	(649)	(309)
Increase in restricted cash, net	(3)	(18)
Decrease in notes receivable	20	26
Purchases of emission allowances	(6)	(152)
Proceeds from sale of emission allowances	75	170
Investments in nuclear decommissioning trust fund securities	(441)	(193)
Proceeds from sales of nuclear decommissioning trust fund securities	434	170
Proceeds from sale of discontinued operations, net of cash divested	241	—
Proceeds from sale of assets	14	57
Decrease in trust fund balances	—	19
Equity investment in unconsolidated affiliate	(17)	—
Other	—	(2)

Net Cash Used by Investing Activities	(332)	(232)

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(41)	(41)
Payment of financing element of acquired derivatives	(49)	—
Payment for treasury stock	(185)	(268)
Proceeds from issuance of common stock, net of issuance costs	8	—
Proceeds from sale of minority interest in subsidiary	50	—
Proceeds from issuance of long-term debt	20	1,411
Payment of deferred debt issuance costs	(2)	(5)
Payments for short and long-term debt	(202)	(1,472)

Net Cash Used by Financing Activities	(401)	(375)

Change in cash from discontinued operations	43	(16)
Effect of exchange rate changes on cash and cash equivalents	—	7

Net Increase in Cash and Cash Equivalents	351	360
Cash and Cash Equivalents at Beginning of Period	1,132	777

Cash and Cash Equivalents at End of Period	$1,483	$1,137

Appendix Table A-1: Third Quarter 2008 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(Dollars in millions)	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	594	351	24	13	19	4	(221)	784

Plus:
Income Tax	456	—	—	—	6	—	68	530
Interest Expense	25	14	13	1	—	2	125	180
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	—	—
Depreciation Expense	108	26	16	2	—	3	1	156
ARO Accretion Expense	1	2	—	—	—	—	—	3
Amortization of Power Contracts	(69)	—	(7)	—	—	—	—	(76)
Amortization of Fuel Contracts	(9)	—	—	—	—	—	—	(9)
Amortization of Emission Credits	10	—	—	—	—	—	—	10

EBITDA	1,116	393	46	16	25	9	(21)	1,584

Income from Discontinued Operations	—	—	—	—	—	—	—	—

Adjusted EBITDA	1,116	393	46	16	25	9	(21)	1,584
Less: MtM forward position accruals	302	179	—	—	—	—	—	481
Add: Prior period MtM reversals	5	2	—	—	—	—	—	7
Less: Hedge Ineffectiveness	329	23	—	—	—	—	—	352

Adjusted EBITDA, excluding MtM	490	193	46	16	25	9	(21)	758

Appendix Table A-2: Third Quarter 2007 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	161	171	17	13	54	4	(152)	268

Plus:
Income Tax	114	—	1	—	(26)	—	56	145
Interest Expense	38	14	14	—	(1)	1	94	160
Amortization of Finance Costs	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	2	2
Depreciation Expense	113	25	17	1	—	3	1	160
ARO Accretion Expense	1	1	—	1	—	—	—	3
Amortization of Power Contracts	(59)	—	(7)	—	—	—	—	(66)
Amortization of Fuel Contracts	17	—	—	—	—	—	—	17
Amortization of Emission Credits	11	—	—	—	—	—	—	11

EBITDA	396	211	42	15	27	8	7	706

Income from Discontinued Operations	—	—	—	—	(3)	—	—	(3)

Adjusted EBITDA	396	211	42	15	24	8	7	703
Less: MtM forward position accruals	(8)	10	—	—	—	—	—	2
Add: Prior period MtM reversals	15	2	—	—	—	—	—	17
Less: Hedge Ineffectiveness	9	(1)	—	—	—	—	—	8

Adjusted EBITDA, excluding MtM	410	204	42	15	24	8	7	710

Appendix Table A-3: Year-to-date September 30,2008 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	644	365	57	38	229	11	(379)	965

Plus:
Income Tax	487	—	—	—	15	—	29	531
Interest Expense	87	42	38	5	—	5	283	460
Amortization of Finance Costs	—	—	—	—	—	—	17	17
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	4	4
Depreciation Expense	334	77	50	6	—	8	3	478
Accretion of Asset Retirement Obligation	2	2		2				6
Amortization of Power Contracts	(215)	—	(18)	—	—	—	—	(233)
Amortization of Fuel Contracts	(7)	—	—	—	—	—	—	(7)
Amortization of Emission Credits	30	—	—	—	—	—	—	30

EBITDA	1,362	486	127	51	244	24	(43)	2,251

Income from Discontinued Operations	—	—	—	—	(172)	—	—	(172)

Adjusted EBITDA	1,362	486	127	51	72	24	(43)	2,079
Less: MtM forward position accruals	114	57	—	—	—	—	—	171
Add: Prior period MtM reversals	21	11	—	—	—	—	—	32
Less: Hedge Ineffectiveness	(28)	2	—	—	—	—	—	(26)

Adjusted EBITDA, excluding MtM	1,297	438	127	51	72	24	(43)	1,966

Appendix Table A-4: Year-to-date September 30, 2007 Regional Adjusted EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

			South
(Dollars in millions)	Texas	Northeast	Central	West	International	Thermal	Corporate	Total

Net Income (Loss)	355	319	23	26	88	32	(361)	482

Plus:
Income Tax	269	—	1	—	(15)	—	45	300
Interest Expense	133	43	40	—	4	5	270	495
Amortization of Finance Costs	—	—	—	—	—	—	20	20
Amortization of Debt (Discount)/Premium	—	—	—	—	—	—	5	5
Refinancing Expense	—	—	—	—	—	—	35	35
Depreciation Expense	341	74	51	2	—	9	4	481
ARO Accretion Expense	2	2		1	—			5
Amortization of Power Contracts	(167)	—	(18)	—	—	—	—	(185)
Amortization of Fuel Contracts	43	—	—	—	—	—	—	43
Amortization of Emission Credits	30	—	—	—	—	—	—	30

EBITDA	1,006	438	97	29	77	46	18	1,711
Income from Discontinued Operations	—	—	—	—	(13)	—	—	(13)

Gain on Sale of Equity Method Investments	—	—	—	—	—	—	(1)	(1)
Gain on Sale of Assets	—	—	—	—	—	(18)	—	(18)

Adjusted EBITDA	1,006	438	97	29	64	28	17	1,679
Less: MtM forward position accruals	15	8	—	—	—	—	—	23
Add: Prior period MtM reversals	69	40	—	—	—	—	—	109
Less: Hedge Ineffectiveness	24	7	—	—	—	—	—	31

Adjusted EBITDA, excluding MtM	1,036	463	97	29	64	28	17	1,734

EBITDA, adjusted EBITDA and free cash flow are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and free cash flow should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for discontinued operations, gains on sale of equity method investments and other assets; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Adjusted EBITDA, excluding mark-to-market (MtM) adjustments, is provided to further supplement adjusted EBITDA by excluding the impact of unrealized MtM adjustments included in EBITDA for hedge contracts that are economic hedges but do not qualify for hedge accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as well as the ineffectiveness impact of economic hedge contracts that qualify for hedge accounting treatment. Adjusted EBITDA, excluding MtM adjustments, is a supplemental measure provided to illustrate the impact of MtM movements on adjusted EBITDA resulting from commodity price movements for economic hedge contracts while the underlying hedged commodity has not been subject to MtM adjustments.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Free cash flow improvements targeted under our FORNRG program are expected to result in increased cash provided by operations or reduced cash used in investing activities, and a reconciliation to such measures is not accessible on a forward looking basis.